COPENE MONOMEROS
ESPECIAIS S.A.
Book Valuation Report
of Shareholders' Equity
on December 31, 2003
for purposes of a merger transaction


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Book valuation report of shareholders' equity
for purposes of a merger transaction

COPENE MONOMEROS ESPECIAIS S.A.

PricewaterhouseCoopers Auditores Independentes, a private partnership with head offices in the City of Sao Paulo, at Av. Francisco Matarazzo No. 1400, 7th to 11th and 13th to 20th floors, Torino Tower, with a branch in the City of Salvador, at Rua Miguel Calmon No. 555, 9th floor, secondarily registered with the Regional Accounting Council (Conselho Regional de Contabilidade) of the State of Bahia under No. CRC 2SP000160/O-5 "F" BA, and with the National Registry of Legal Entities of the Ministry of Finance under No. 61.562.112/0004-73, with its articles of association registered with the 4th Notary Office of Registry of Deeds and Documents of Sao Paulo, SP, on September 17, 1956, and subsequent amendments registered with the 2nd Notary Office of Registry of Deeds and Documents of Sao Paulo, SP, the latest thereof recorded on microfilm under No. 76218 on January 22, 2004, herein represented by its undersigned partner Mr. Marco Aurelio de Castro e Melo, Brazilian, married, accountant, enrolled with the Regional Accounting Council of the State of Bahia (Conselho Regional de Contabilidade do Estado da Bahia) under No. CRC 1SP153070/O-3 "S" BA, was appointed as the specialized company by COPENE MONOMEROS ESPECIAIS S.A., in order to prepare the book valuation report of its shareholders' equity on December 31, 2003, in accordance with Article 8 of Brazilian Corporation Law (Law No. 6,404/76), to be merged with and into Braskem S.A., presents below the results of its work:

The above-described book valuation of shareholders' equity was based upon the audit performed on the Balance Sheet prepared on December 31, 2003 under the responsibility of the company's management, for purposes of merging this shareholders' equity into Braskem S.A.

Our analysis was conducted in accordance with the audit rules applicable in Brazil, which require that the analysis is performed with the goal of attesting to the adequate presentation of the financial statements in all relevant aspects. Therefore, our analysis included, among other procedures: (a) the planning of the work, taking into consideration the relevance of balances, the volume of transactions and the accounting systems and internal controls of the company, (b) the verification, based upon tests, of evidence and registries that support the amounts and accounting information disclosed in the financial statements and (c) the evaluation of the most representative accounting practices and estimates adopted by the management of the company.

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COPENE MONOMEROS ESPECIAIS S.A.


Based upon the work performed, we conclude that the amount of the assets, rights and obligations comprising the book value of shareholders' equity of COPENE MONOMEROS ESPECIAIS S.A., in accordance with the Balance Sheet prepared on December 31, 2003 (described in the Attachment hereto), is R$115,832,653.03 (one hundred and fifteen million, eight hundred and thirty-two thousand, six hundred and fifty-three and three cents) and is recorded in the accounting books in accordance with accounting practices adopted in Brazil.

Pursuant to the provisions of CVM Instruction No. 319, of December 3, 1999, we inform you that:

(a) pursuant to the professional rules set forth by the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade - CFC) in Resolution No. 821/97, we are not aware of any conflicts of interest, either direct or indirect, as well as any other circumstance that would represent a conflict of interest in connection with the services described above; and

(b) we are not aware of any actions by the controlling shareholder or the management of the company aiming at directing, limiting, creating roadblocks to, or any other action that might have jeopardized the access to, the use or the knowledge of, information, assets, documents or work methods relevant to the quality of this report.

Salvador, February 6, 2004



PricewaterhouseCoopers
Independent Auditors
CRC 2SP000160/O-5 "F" BA



Marco Aurelio de Castro e Melo
Accountant CRC 1SP153070/O-3 "S" BA

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Attachment to the Book Valuation Report of Shareholders' Equity
dated February 6, 2004

COPENE MONOMEROS ESPECIAIS S.A.

Summary of the Balance Sheet prepared on December 31, 2003
In reais
--------------------------------------------------------------------------------


Assets
Short-term Assets                                   17,445,139.23
                                          ------------------------

Long-term Assets                                    74,793,692.13
                                          ------------------------

Permanent Assets                                    40,885,581.19
                                          ------------------------

                                                   133,124,412.55
                                          ========================

Liabilities

Short-term Liabilities                              17,291,759.52
                                          ------------------------

Accounting Net Worth:
    Capital Stock                                   87,740,032.80
    Capital Reserve                                 16,250,570.51
    Profits Reserve                                  3,324,711.50
    Retained Profits                                 8,517,338.22
                                          ------------------------
                                                   115,832,653.03

                                          ------------------------

                                                   133,124,412.55
                                          ========================

This Attachment is an integral and inseparable part of the Book Valuation Report of the Shareholders' Equity of COPENE MONOMEROS ESPECIAIS S.A., issued by PricewaterhouseCoopers Independent Auditors, dated February 6, 2004